As filed with the Securities and Exchange Commission on March 20, 2000
                                                      Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 --------------
                       PUBLIC SERVICE COMPANY OF OKLAHOMA
             (Exact name of registrant as specified in its charter)
                 Oklahoma                                73-0410895
       (State or other jurisdiction                   (I.R.S. Employer
    of incorporation or organization)                Identification No.)

                              212 East Sixth Street
                           Tulsa, Oklahoma 74119-1212
                                 (918) 599-2000
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)
                               -------------------
                                 Wendy G. Hargus
                                    Treasurer
                       Public Service Company of Oklahoma
                     c/o Central and South West Corporation
                           1616 Woodall Rogers Freeway
                               Dallas, Texas 75202
                                 (214) 777-1000

 (Names, address, including zip codes, and telephone numbers, including area codes, of agents for service)
                                -----------------
                                   Copies to:
                            Robert B. Williams, Esq.
                              Joris M. Hogan, Esq.
                       Milbank, Tweed, Hadley & McCloy LLP
                             1 Chase Manhattan Plaza
                            New York, New York 10005
                                 (212) 530-5000
                               -------------------
      Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|

                         CALCULATION OF REGISTRATION FEE

Title of Each Class            Proposed Maximum    Proposed
of Securities to  Amount to     Offering Price  Maximum Aggregate   Amount of
be Registered    be Registered    Per Unit    Offering Price*  Registration Fee
==============  ============== =============== =============== =================

Senior Notes. . . .$200,000,000     100%         $200,000,000         $52,800

Estimated solely for the purpose of calculating the registration fee.
                                -----------------
      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    Subject to Completion, Dated March 24, 2000

PROSPECTUS

                       PUBLIC SERVICE COMPANY OF OKLAHOMA


                                  $200,000,000

                                  SENIOR NOTES

                               -------------------
         Public Service Company of Oklahoma produces, purchases, transmits, distributes and sells electricity to approximately 491,000 retail customers in eastern and southwestern Oklahoma. We are a wholly-owned subsidiary of Central and South West Corporation, a Dallas-based diversified utility holding company.

         We intend to offer from time to time in one or more series up to $200,000,000 of debentures, notes or other types of senior unsecured debt securities known as Senior Notes.

         When we offer a particular series of Senior Notes, we will prepare and issue a supplement to this prospectus setting forth the particular terms of the offered Senior Notes, including the amounts, prices and other terms of the series. Each supplement is called a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you make any decision to invest in the Senior Notes.

                               -------------------
These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         We may offer the Senior Notes directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution relating to the respective series of Senior Notes.
"Plan of Distribution" below also provides more information on this topic.

         The  date  of  this  prospectus  is ,2000.

                               -------------------


                       WHERE YOU CAN FIND MORE INFORMATION

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell the Senior Notes described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. This prospectus provides a general description of the Senior Notes being offered. Each time we sell a series of Senior Notes we will provide a prospectus supplement containing specific information about the terms of that series of Senior Notes and the related offering. It is important for you to consider the information contained in this prospectus and the related prospectus supplement together with additional information described under the heading "Documents Incorporated by Reference" in making your investment decision.

         We are subject to the informational requirements of the Securities Act of l934, and therefore we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement, with exhibits, as well as the reports and other information we file with the SEC, at the SEC's public reference facilities at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the operation of the SEC's public reference facilities and how to request documents by calling 1-800-SEC-0330. Information we file is also available at the SEC's Internet site at http://www.sec.gov. You can also obtain these materials at set rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                   ------------------------------------------

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                   ------------------------------------------

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the Senior Notes.

o        Annual Report on Form 10-K for the year ended December 31, 1999; and

o        Current Report on Form 8-K dated February 14, 2000.

         We will provide to each person, including any beneficial owner of Senior Notes, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

Ms. Ellen Whalen
Manager of Investment Services
Central and South West Corporation
1616 Woodall Rodgers Freeway
Dallas, Texas 75202
(214) 777-1000


                       REPORTS TO HOLDERS OF SENIOR NOTES

         We are not required to furnish annual and quarterly reports to holders of Senior Notes. Our annual report on Form 10-K contains audited financial statements which we will provide to holders of Senior Notes upon request.



                           FORWARD-LOOKING STATEMENTS

         We make statements in this prospectus, any prospectus supplement and the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties and factors include:

o        general economic, business and regulatory conditions;

o the impact of Central and South West Corporation's proposed merger with American Electric Power, including any regulatory conditions imposed on the merger;

o        energy cost, supply and demand;

o        federal and state regulatory initiatives that increase competition;

o        federal and state regulatory developments and changes in law;

o        availability, terms and use of capital;

o        environmental issues;

o        weather; and

o        industry restructuring and cost recovery.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



                               Prospectus Summary

         This summary does not contain all the information that may be important to you. You should read the entire prospectus, the prospectus supplement, and the documents, financial statements and other information incorporated by reference in the prospectus carefully before making an investment decision.

                                  The Offering

Issuer............................Public Service Company of Oklahoma


Securities Offered................Senior Notes

Aggregate Principal Amount.......Up to $200,000,000

Interest Payment Dates...........On dates to be determined

Maturity Date....................To be determined

Redemption.......................To be determined


Ranking................   .......The  Senior  Notes are our  senior  unsecured
notes ranking equally with any of our other unsecured indebtedness that is not specifically subordinated to the Senior Notes. The Senior Notes are subordinate to $300 million of our outstanding first mortgage bonds which are secured by a mortgage on substantially all of our properties. The Senior Notes are also subordinate to $30 million of our outstanding medium-term notes, Series A, which are secured by first mortgage bonds so long as other series of first mortgage bonds remain outstanding. The Senior Notes rank junior to the first mortgage bonds and our medium-term notes with respect to rights in and to such mortgaged property. We may in the future issue additional series of first mortgage bonds and medium-term notes.


Use of Proceeds We will use the net proceeds from the sale of the Senior Notes to repay a portion of our long-term debt, all or a portion of our short-term borrowings, and for other general corporate purposes.

                                  The Company

Business....................................We are a public utility engaged in the production, purchase,
                                            transmission, distribution and
                                            sale of electricity.

Service Area Our service area includes approximately 30,000 square miles in portions of eastern and southwestern Oklahoma.


Population of Service Area..................Approximately 1,113,000

Customers                                   Approximately 491,000

Selected Financial Information

     .........We  have  derived the summary  selected  financial  data set forth below for the years ended December 31, 1997, 1998 and 1999 from our financial statements. Arthur Andersen LLP, independent public accountants, have audited the financial statements for the three-year period ended December 31, 1999 and the reports of Arthur Andersen LLP thereon are incorporated by reference in this prospectus.
 .........  You  should  read  the  information  presented  below in conjunction with the historical financial statements and notes thereto contained in our 1999 Annual Report on Form 10-K which is incorporated by reference in this prospectus.

                          (Dollar amounts in thousands)


                             Year Ended December 31,
                             -----------------------

                                  1999             1998                  1997

Operating Revenues.            $  749,390       $  780,159           $  712,690
Operating Income...            $   99,810       $  115,008           $   81,776
Net Income for Common Stock... $   62,392       $   76,630           $   50,053
Net Utility Plant..............$1,345,450       $1,309,641           $1,308,586



                                Capitalization at
                                December 31, 1999
                                -----------------

                                              Actual                 %

Long-Term Debt..............          $   364,516                    40
Company Obligated Mandatorily
   Redeemable Preferred Securities
   of Subsidiary Trust Holding Solely
   Parent Junior Subordinated
   Debentures...................           75,000                    8
Preferred Stock.................            5,286                    0
Common Equity........................     479,248                   52

Total..............................   $   924,050                   100
                                       ===========                  ===

Short-Term Debt......................  $   79,169
Long-Term Debt and Preferred Stock
Currently Maturing.................... $   20,000

                       PUBLIC SERVICE COMPANY OF OKLAHOMA

         We are a public utility company engaged in the production, purchase, transmission, distribution and sale of electricity in eastern and southwestern Oklahoma. We serve approximately 491,000 retail customers in our service territory. Central and South West Corporation, a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended, owns all of our issued and outstanding common stock . Our executive offices are located at 212 East Sixth Street, Tulsa, Oklahoma 74119-1212, telephone number (918) 599-2000.


                       RATIOS OF EARNINGS TO FIXED CHARGES

         Our ratios of earnings to fixed charges for each of the years ended December 31, 1995 through 1999 are as follows:

                                             Year Ended December 31,
                                      1999     1998     1997     1996    1995



Ratio of Earnings to Fixed
Charges(1)                            3.39     4.21     2.68     2.45    4.32
----------------------

(1) For purposes of computing the ratios: (i) earnings consist of operating income plus federal income taxes, deferred income taxes and investment tax credits, other income and deductions, allowance for funds (both borrowed and equity) used during construction and interest portion of financing leases, and
(ii) fixed charges consist of interest on long-term debt and short-term debt, and other interest charges and interest portion of financing leases.


                                 USE OF PROCEEDS

         We plan to use the net proceeds from the sale of the Senior Notes to repay a portion of our long-term debt, all or a portion of our short-term borrowings and for other general corporate purposes, subject to applicable regulatory requirements. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.


                         DESCRIPTION OF THE SENIOR NOTES

         General. We will issue Senior Notes under a Senior Note Indenture between us and the Senior Note Trustee, The Bank of New York, a New York banking corporation. We have summarized selected provisions of the Senior Note Indenture below. This is a summary and is not complete. It does not describe all exceptions and qualifications contained in the Senior Note Indenture. You should read the Senior Note Indenture we filed as an exhibit to the registration statement. In the summary below, we have included references to section numbers of the Senior Note Indenture so that you can locate the summarized provisions. Capitalized terms not defined in this prospectus have the meanings given to them in the Senior Note Indenture.

There is no requirement under the Senior Note Indenture that future issues of our debt securities be issued under the Senior Note Indenture. We will be free to use other indentures or documentation, containing provisions different from those included in the Senior Note Indenture or applicable to one or more issues of Senior Notes, in connection with future issues of other debt securities.

         The Senior Note Indenture does not limit the aggregate principal amount of the Senior Notes that we may issue under the Senior Note Indenture. The Senior Note Indenture provides that the Senior Notes will be issued in one or more series. The Senior Notes may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of Senior Notes will specify:

          (1) the title of the Senior Notes;

          (2) any limit on the aggregate principal amount of the Senior Notes;

          (3) the person to whom any interest on the Senior Notes shall be payable, if other than the person in whose name the Senior Notes are registered at the close of business on the regular Record Date;

          (4) the dates or dates on which the principal of the Senior Notes will be payable or how the date or dates will be determined;

          (5) the rate or rates at which the Senior Notes will bear interest, or how the rate or rates will be determined and the date or dates from which interest will accrue;

          (6) the dates on which interest will be payable;

          (7) the record dates for payments of interest;

          (8) the place or places, if any, in addition to the office of the Trustee, where the principal of, and premium, if any, and interest, if any, on the Senior Notes will be payable;

          (9) the period or periods within which the price or prices at which and the terms and conditions upon which the Senior Notes may be repaid, in whole or in part, at the option of the Holder thereof;

         (10) any sinking fund or other provisions or options held by Holders of the Senior Notes that would obligate us to repurchase or redeem the Senior Notes;

         (11) the percentage, if less than 100% of the principal amount of the Senior Notes that will be payable if the maturity of the Senior Notes is accelerated;

         (12) any changes or additions to the events of default under the Senior
Note Indenture or changes or additions to our covenants under the Senior Note Indenture;

         (13) any collateral, security, assurance or guarantee for the Senior Notes; and

         (14) any other specific terms applicable to the Senior Notes.

         Unless we otherwise indicate in the applicable prospectus supplement, the Senior Notes will be denominated in United States currency in minimum denominations of $1,000 and multiples of $1,000.

         Unless we otherwise indicate in the applicable prospectus supplement, there are no provisions in the Senior Note Indenture or the Senior Notes that require us to redeem, or permit the Holders to cause a redemption of, the Senior Notes or that otherwise protect the Holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company. However, any change in control transaction that involves the incurrence of additional long-term indebtedness, as notes or otherwise, by us in such a transaction may require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Our management believes that such approvals would be uncertain in any transaction that would result in us, or our successor, having a highly leveraged capital structure.

     Registration, Transfer, Exchange and Form. Senior Notes of any series will be exchangeable for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

         Unless we otherwise indicate in the applicable prospectus supplement, Senior Notes may be presented for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer, at the office or agency maintained for such purpose, without service charge except for reimbursement of taxes and other governmental charges as described in the Senior
Note Indenture. (Section 305)

         In the event of any redemption of Senior Notes of any series, the Senior Note Trustee will not be required to exchange or register a transfer of any Senior Notes of the series selected, called or being called for redemption except the unredeemed portion of any Senior Note being redeemed in part. (Section 305)

     Book-Entry Only System. The following discussion pertains to Senior Notes that are issued in book-entry only form.

         One or more global notes would be issued to DTC, The Depository Trust Company, or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the Senior Notes. The participant would then keep a record of its clients who purchased the Senior Notes. A global note may not be transferred, except that DTC, its nominees and their successors may transfer an entire global note to one another.

         Under book-entry only, we will not issue certificates to individual holders of the Senior Notes. Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

         DTC has advised us that it is:

         (1) a limited-purpose trust company organized under the New York Banking Law;

         (2) a "banking organization" within the meaning of the New York Banking Law;

         (3) a member of the Federal Reserve System;

         (4) a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

         (5) a  "clearing  agency"  registered  pursuant  to the  provisions  of
Section 17A of the Securities Exchange Act of 1934.

         DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

         DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

         We will wire principal and interest payments to DTC's nominee. We and the Senior Note Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we and the Senior Note Trustee will have no direct responsibility or liability to pay amounts due on the Senior Notes to owners of beneficial interests in the global notes.

         It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records as of the record date for such payment. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the Senior Note Trustee, or us.

         Senior Notes represented by a global note would be exchangeable for Senior Note certificates with the same terms in authorized denominations only if:

         (1) DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law; or

         (2) we instruct the Senior Note Trustee that the global note is now exchangeable; or

         (3) an event of default has occurred and is continuing.

         According to the DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

         Paying Agents. We will maintain an office or agency where Senior Notes may be presented or surrendered for payment. We will give prompt written notice to the Senior Note Trustee of the location, and any change in the location of the office or agency. If at any time we fail to maintain any required office or agency or fail to furnish the Senior Note Trustee with the address, any presentations and surrenders may be made or served at the corporate trust office of the Senior Note Trustee, and the Senior Note Trustee shall act as our agent to receive all presentations and surrenders. (Section 1002)

         All monies we pay to a paying agent for the payment of principal of, interest or premium, if any, on any Senior Note which remain unclaimed at the end of two years after the principal, interest or premium shall have become due and payable will be repaid to us. The Holder of the Senior Note will thereafter look only to us for payment. (Section 1003)

         Consolidation, Merger, Conveyance, Sale or Transfer. Unless otherwise provided in a supplemental indenture and described in a prospectus supplement, we may consolidate or merge with any Person or transfer our properties and assets substantially as an entirety to any Person provided that:

         (1) the successor is a Person organized and existing under the laws of the United States or any State or the District of Columbia; and

         (2) the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the Senior Notes and the performance of every covenant of the Senior
Note Indenture that we would otherwise have to perform. (Section 801)

         Limitation on Liens. If this covenant is made applicable to the Senior Notes of any particular series, we have agreed that we will not, nor will we permit any of our subsidiaries to, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for borrowed money (collectively referred to as "debt") secured by a mortgage, lien, pledge, security interest or other encumbrance (a "lien") on or with respect to any of our properties or assets or assets or properties of our subsidiaries unless we make effective a provision under which the Senior Notes of that series are secured equally and ratably with any and all borrowed money that we secure. This restriction will not, however, apply to the following:

         (1) liens in existence on the date of the original issue of the Senior Notes to which this restriction is made applicable;

         (2) liens created solely for the purpose of securing debt incurred to finance, refinance or refund the purchase price or cost, including the cost of construction, of property acquired after the date hereof, by purchase, construction or otherwise, or liens in favor of guarantors of obligations or debt representing, or incurred to finance, refinance or refund, such purchase price or cost, provided that no such lien shall extend to or cover any property other than the property so acquired and improvements thereon;

         (3)  liens  which  secure  only  indebtedness   owing  by  any  of  our
subsidiaries, to one or more of our subsidiaries, or to us and one or more of our subsidiaries;

         (4) liens on any property or assets acquired from a Person which is merged with or into us or any subsidiary, or any liens on the property or assets of any corporation or other entity existing at the time such corporation or other entity becomes a subsidiary and, in either case, is not created as a result of or in connection with or in anticipation of any such transaction, unless liens were created to secure or provide the payment of any part of the purchase price of such corporation;

         (5) any lien on any property or assets existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition, unless the lien was created to secure or provide for the payment of any part of the purchase price of such property or assets; or

         (6) any extension, renewal or replacement of any lien referred to in the foregoing clauses (1) through (5), provided that the principal amount of debt so secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement lien shall be limited to all or part of substantially the same property which secured the lien extended, renewed or replaced, plus improvements on such property.

         Notwithstanding the foregoing, we and one or more of our subsidiaries may issue, assume or guarantee debt secured by liens which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all of our other debt which would otherwise be subject to the foregoing restrictions, not including debt permitted to be secured under clauses (1) through (6) above, does not at the time of issuance, assumption or guarantee thereof exceed twenty percent of the Net Tangible Assets.

         Net Tangible Assets is defined as the total of all assets, including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise, appearing on our and our subsidiaries' balance sheet, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets, which term shall not be construed to include such revaluations, less the aggregate of our and our subsidiaries' current liabilities appearing on such balance sheet. The following types of transactions, among others, shall not be deemed to create debt secured by liens: Liens required by any contract or statute in order to permit us or our subsidiaries to perform any contract or subcontract made by us with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments to us or any of our subsidiaries by such governmental unit pursuant to the provisions of any contract or statute. (Section 1007)

         Modification of the Senior Note Indenture. Under the Senior Note Indenture or any supplemental indenture, our rights and the rights of the Holders of Senior Notes may be changed with the consent of the Holders of a majority in principal amount of the outstanding Senior Notes, of all series affected by the change, voting as one class, provided that the following changes may not be made without the consent of the Holders of each outstanding Senior Note affected thereby:

         (1) change the fixed date upon which the principal of or the interest on any Senior Note is due and payable, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be payable upon a declaration of acceleration of the maturity thereof, or change any place of payment where, or the currency in which, any Senior Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date such payment is due or, in the case of redemption, on or after the date fixed for such redemption (the "Redemption Date");

         (2) reduce the stated percentage of Senior Notes, the consent of the Holders of which is required for any modification of the applicable Senior Note Indenture or for waiver by the Holders of certain of their rights; or

         (3) modify certain  provisions of the Senior Note  Indenture.  (Section
902)

         An Original Issue Discount Security means any security authenticated and delivered under the Senior Note Indenture which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof.

         The Senior Note Indenture also contains provisions permitting us and the Senior Note Trustee to amend the Senior Note Indenture in certain circumstances without the consent of the Holders of any Senior Notes to evidence a merger, the replacement of the Senior Note Trustee and for certain other purposes.

         Events of Default. An Event of Default with respect to any series of Senior Notes is defined in the Senior Note Indenture as being any one of the following:

         (1) failure to pay interest on the Senior Notes of that series for 30 days after payment is due;

         (2) failure to pay principal or any premium on the Senior Notes of that series when due;

         (3) failure to perform other covenants in the Senior Note Indenture after 90 days after we are given written notice;

         (4) failure to pay any sinking fund installment when due;

         (5)  certain   events  of   bankruptcy,   insolvency,   reorganization,
receivership or liquidation relating to us. (Section 501)

         An Event of Default regarding a particular series of Senior Notes does not necessarily constitute an Event of Default for any other series of Senior Notes.

         We will be required to file with the Senior Note Trustee annually an officers' certificate as to the absence of default in performance of certain covenants in the Senior Note Indenture. (Section 1008) The Senior Note Indenture provides that the Senior Note Trustee may withhold notice to the Holders of the Senior Notes of any default, except in payment of principal of, or premium, if any, or interest on, the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes, if the Senior Note Trustee in good faith determines that it is in the interest of the Holders of the Senior Notes to do so. (Section 602)

         The Senior Note Indenture provides that, if an Event of Default with respect to the Senior Notes specified therein shall have happened and be continuing, either the Senior Note Trustee or the Holders of 33% or more in aggregate principal amount of the Senior Notes may declare the principal amount of all the Senior Notes to be due and payable immediately. However, if we shall cure all defaults and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the Holders of a majority in aggregate principal amount of the Senior Notes. (Section 502)

         Subject to the provisions of the Senior Note Indenture relating to the duties of the Senior Note Trustee, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the Holders of the Senior Notes, unless the Holders shall have offered to the Senior Note Trustee reasonable indemnity. (Section 603)

         Subject to the provision for indemnification, the Holders of a majority in principal amount of the Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee with respect to the Senior Notes. However, the Senior Note Trustee shall have the right to decline to follow any direction if the Senior Note Trustee shall determine that the action so directed conflicts with any law or the provisions of the Senior Note Indenture or if the Senior Note Trustee shall determine that the action would be prejudicial to Holders not taking part in the direction. (Section 512)

         Defeasance. We may elect either (a) to be discharged from all of our obligations with respect to the Senior Notes, except for obligations to register the transfer or exchange of Senior Notes, replace stolen, lost or mutilated Senior Notes, to maintain paying agencies and to hold moneys for payment in trust, or (b) to be discharged from our obligations under sections of the Senior
Note Indenture described under "--Consolidation, Merger, Conveyance, Sale or Transfer" and "--Limitation of Liens" or to certain covenants relating to corporate existence and maintenance of properties and insurance, in each case, if:

         (1) we deposit with the Senior Note Trustee, in trust, money, or in certain cases, U.S. Government Obligations sufficient to pay and discharge (i) the principal of, and premium, if any, and interest, if any, on the outstanding Senior Notes on the dates such payments are due, in accordance with the terms of the Senior Notes and (ii) any mandatory sinking fund payments applicable to the Senior Notes on the day on which payments are due and payable in accordance with the terms of the Senior Note Indenture and of the Senior Notes;

         (2) no Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of such deposit, with respect to the Senior Notes shall have occurred and be continuing on the date of such deposit;

         (3) we deliver to the Senior Note Trustee an opinion of counsel to the effect (i) that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations; (ii) that such provision would not cause any outstanding Senior Notes then listed on any national securities exchange to be delisted as a result thereof; and (iii) that the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940; and

         (4) we have delivered to the Senior Note Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Senior Note Indenture relating to the satisfaction and discharge of the Senior Notes have been complied with. (Sections 403, 1011)

         Discharged means, with respect to the Senior Notes of any series, the discharge of the entire indebtedness represented by, and our obligations under, the Senior Notes of such series and in the satisfaction of all of our obligations under, the Senior Note Indenture relating to the Senior Notes of such series, except (a) the rights of Holders of the Senior Notes of such series to receive, from the trust fund established pursuant to the Senior Note Indenture, payment of the principal of and interest and premium, if any, on the Senior Notes of such series when such payments are due, (b) our obligations with respect to the Senior Notes of such series with respect to registration, transfer, exchange and maintenance of a place of payment and (c) the rights, powers, trusts, duties, protections and immunities of the Senior Note Trustee under the Senior Note Indenture.
(Section 101)

         If we have deposited or caused to be deposited money or U.S. Government Obligations to pay or discharge the principal of, and premium, if any, and interest, if any, on the outstanding Senior Notes to and including a Redemption Date on which all of the outstanding Senior Notes are to be redeemed, such Redemption Date shall be irrevocably designated by a Board of Directors resolution delivered to the Senior Note Trustee on or prior to the date of deposit of such money or U.S. Government Obligations, and such Board of Directors resolution shall be accompanied by an irrevocable Company Request that the Senior Note Trustee give notice of such redemption in our name and at our expense not less than 30 nor more than 60 days prior to such Redemption Date in accordance with the Senior Note Indenture. (Sections 403)

         U.S. Government Obligations means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States. U.S. Government Obligations shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of a holder of a depositary receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt. (Section 101)

         Resignation or Removal of Senior Note Trustee. The Senior Note Trustee may resign at any time by giving written notice to us specifying the day upon which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor Senior Note Trustee and such specified day.
(Section 610)

         The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the Senior Note Trustee and us and signed by the Holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes. In addition, under certain circumstances, we may remove the Senior Note Trustee upon notice to the Holder of each Senior Note outstanding and the Senior Note Trustee, and appointment of a successor Senior Note Trustee. (Section 610)

         No Recourse Against Others. The Senior Note Indenture provides that no recourse will be had against any of our incorporators, stockholders, officers or directors, as such, past, present or future or any successor Person, either directly or through us or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise in the case of the following:

         (1) the payment of the principal of or any premium or interest on any Senior Note, or for any claim based thereon or otherwise in respect thereof;

         (2) under or upon any obligation, covenant or agreement of ours, contained in the Senior Note Indenture or in any supplemental indenture, or in any Senior Note; or

         (3) because of the creation of any indebtedness represented thereby.

         It shall be expressly understood that all such liability is expressly waived and released as a condition of, and in consideration for, the execution of the Senior Note Indenture and the issuance of the Senior Notes. (Section 114) Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

         Concerning the Senior Note Trustee. The Trustee under the Senior Note Indenture, and affiliates of the Trustee, are also trustees under other indentures and trust agreements of ours.

                                 LEGAL OPINIONS

         Legal opinions relating to the validity of the Senior Notes will be given by Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, our counsel, and Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, counsel for any underwriters, agents or dealers. Sidley & Austin and Milbank, Tweed, Hadley & McCloy LLP have represented CSW and affiliates of CSW, including us, from time to time in connection with certain legal matters. All matters of Oklahoma law will be passed upon by Doerner, Saunders, Daniel & Anderson, L.L.P., Tulsa, Oklahoma.

                                     EXPERTS

         The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 25, 2000, with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                              PLAN OF DISTRIBUTION

         We may use the following methods to sell the Senior Notes:

         (1) through negotiation with one or more underwriters;

         (2) through one or more agents or dealers designated from time to time;

         (3) directly to purchasers; or

         (4) through any combination of the above.

The distribution of the Senior Notes may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A prospectus supplement or a supplement thereto will describe the method of distribution of the Senior Notes of any series.

         If we use any underwriters in the sale of Senior Notes, we will enter into an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in the prospectus supplement or a supplement thereto relating to such sale. If an underwriting agreement is executed, the Senior Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless we otherwise indicate in the prospectus supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of the Senior Notes offered in the prospectus supplement if any are purchased.

         If any of the Senior Notes are sold through agents designated by us from time to time, the prospectus supplement or a supplement thereto will name any such agent, set forth any commissions payable by us to any such agent and the obligations of such agent with respect to the Senior Notes. Unless otherwise indicated in the prospectus supplement or a supplement thereto, any such agent will be acting on a best efforts basis for the period of its appointment.

         Certain persons participating in an offering of the Senior Notes may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Notes. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the Senior Notes in the open market.

         The Senior Notes of any series, when first issued, will have no established trading market. Any underwriters or agents to or through whom Senior Notes are sold by us for public offering and sale may make a market in such Senior Notes, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Senior Notes.

         In connection with the sale of the Senior Notes, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the Senior Notes may be, deemed to be underwriters within the meaning of the Securities Act of 1933. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters, or agents against certain liabilities, including liabilities under the Securities Act of 1933.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

        Filing fee for registration statement............        $ 52,800*
        Printing costs...................................          10,000
        Fees and expenses of Senior Note Trustee.........          10,000
        Fees of rating agencies..........................          45,000
        Fees of accountants..............................          15,000
        Reimbursement of underwriters' expenses and counsel
        fees in connection with qualification or registration
        of the Senior Notes under state securities or "blue
        sky" laws............................................       5,000
        Expenses of Central and South West Services, Inc......      5,000
        Counsel Fees..........................................    100,000
        Miscellaneous and incidental expenses, including
        travel, telephone, copying, postage                         5,000
                                                                   -------

        Total.............................................       $247,800
                                                                 ========

*Actual Amount

Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law provides broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. The Company's bylaws also provide for the indemnification of officers and directors by the Company. In addition, the Company has purchased Directors' and Officers' Liability and Company Reimbursement Liability Insurance which, in certain circumstances, provide for payments to the directors and officers of the Company, in the event of such liabilities.

Item 16.  Exhibits

                                INDEX TO EXHIBITS
Exhibit
No.                               Exhibit

  1  -- Form of Underwriting Agreement for the Senior Notes.
  4  -- Form of Senior Note Indenture.
  5  -- Opinion of Milbank, Tweed, Hadley & McCloy LLP, counsel for the Company, as to the legality of the Senior Notes.
12(a)-- Statement re: computation of Ratio of Earnings to          Incorporated
        fixedCharges for the five years ended December 31, 1999    by reference
        (incorporated herein by reference to Exhibit 12.2 to the Company's 1999 Annual Report on Form 10-K).
23(a)-- Consent of Arthur Andersen LLP.


Exhibit
  No.                                 Exhibit

23(b)-- Consent of Milbank, Tweed, Hadley & McCloy LLP (contained in Exhibit 5 above).
24   -- Power of Attorney (included on signature page of the registration statement).
25   -- Form  T-1  Statement  of  Eligibility   under  the  Trust
        Indenture  Act of 1939 of Bank of New York,  as  Senior  Note
        Trustee, under the Senior Note Indenture.
27   -- Financial Data Schedule.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                        (ii) To  reflect in the  prospectus  any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b); if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate  offering  price  set forth in the  "Calculation  of
                  Registration   Fee"  table  in  the   effective   registration
                  statement;

                        (iii) To include any material  information  with respect
                  to the plan of  distribution  not previously  disclosed in the registration statement or any material change to such information in this registration statement;


provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, State of Oklahoma, on March 24, 2000.


                             PUBLIC SERVICE COMPANY OF OKLAHOMA


                             By: /s/ Wendy G.Hargus
                             Name:  Wendy G. Hargus
                             Title:     Treasurer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby authorizes and appoints Wendy G. Hargus and Stephen D. Wise or either of them, as his or her attorney-in-fact, with full power of substitution and resubstitution to sign and file on his or her behalf individually and in each such capacity stated below any and all amendments and post-effective amendments to this registration statement, including any amendment filed after the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended, as fully as such person could do in person, hereby verifying and confirming all that said attorney-in-fact, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 24, 2000.

Signature                           Title

/s/ T.D. Churchwell            President (principal executive officer); Director
T.D. Churchwell

/s/ R. Russell Davis           Controller (principal accounting and
R. Russell Davis               financial officer)


/s/ William R. McKamey         General Manager; Director
William R. McKamey

/s/ E.R. Brooks                Director
E.R. Brooks

/s/ Glenn Files                Director
Glenn Files

/s/ Harry A. Clarke            Director
Harry A. Clarke

/s/ Paul K. Lackey, Jr.        Director
Paul K. Lackey, Jr.

 /s/ Paula Marshall-Chapman    Director
Paula Marshall-Chapman

/s/ Dr. Robert B. Taylor, Jr.  Director
Dr. Robert B. Taylor, Jr.

                                INDEX TO EXHIBITS
 Exhibit
   No.                                Exhibit

  1    -- Form of Underwriting Agreement for the Senior Notes.
  4    -- Form of Senior Note Indenture.
  5    -- Opinion of Milbank, Tweed, Hadley & McCloy LLP,
          counsel for the Company, as to the legality of
          the Senior Notes.
12(a)  -- Statement re: computation of Ratio of Earnings to       Incorporated
          Fixed Charges for the five years ended December         by reference
          31, 1999 (incorporated herein by reference to
          Exhibit 12.2 to the Company's 1999 Annual
          Report on Form 10-K).
23(a)  -- Consent of Arthur Andersen LLP.
23(b)  -- Consent of Milbank, Tweed, Hadley & McCloy LLP
          (contained in Exhibit 5 above).
24     -- Power of Attorney (included on signature page
          of the registration statement).
25     -- Form T-1 Statement of Eligibility under the
          Trust Indenture Act of 1939 of Bank of
          New York, as Senior Note Trustee, under the Senior
          Note Indenture.
27     -- Financial Data Schedule.